Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 25, 2014, (a) with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, (b) with respect to the statutory-basis financial statements of Columbus Life Insurance Company, and (c) with respect to the financial statements of Columbus Life Insurance Company Separate Account 1, in Post-Effective Amendment No. 11 to the Registration Statement (Form N-6 No. 333-121135) and Amendment No. 42 to the Registration Statement (Form N-6 No. 811-09337) and related Prospectus and Statement of Additional Information of Columbus Life Insurance Company Separate Account 1 for the registration of the “Pinnacle II Variable Universal Life” flexible premium insurance policy.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 25, 2014